EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 23, 2011
PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS
March 23, 2011
THIRD QUARTER FISCAL 2011 HIGHLIGHTS
•	Total service revenue increased 5% to $519.6 million.

•	Payroll service revenue increased 2% to $366.4 million.

•	Human Resource Services revenue increased 13% to $153.2 million.

•	Operating income increased 18% to $198.9 million and operating income, net of certain items, increased 8% to $187.2 million.

•	Operating income for the prior year third quarter reflected an $18.7 million expense charge to increase the litigation reserve related to the Rapid Payroll decision.

•	Net income increased 17% to $130.6 million and diluted earnings per share increased 16% to $0.36 per share.
     ROCHESTER, NY, March 23, 2011 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $531.3 million for the three months ended February 28, 2011 (the “third quarter”), a 5% increase from $507.8 million for the same period last year. Net income increased 17% to $130.6 million and diluted earnings per share increased 16% to $0.36 per share. Our results for the prior year third quarter ended February 28, 2010, were impacted by an expense charge of $18.7 million to increase the litigation reserve, which reduced diluted earnings per share by $0.03 per share.
     Commenting on our results, Martin Mucci, President and Chief Executive Officer, said, “We are pleased that the favorable results we saw during the first half of the fiscal year have continued during our third quarter. Checks per client have continued to improve, and we experienced double-digit growth in our clients’ calendar year-end bonus activity compared to last year. In the third quarter, sales of new units were close to the prior year as new business starts continue to lag the economic recovery.”
     Mr. Mucci added, “On February 8, 2011, we completed the acquisition of SurePayroll, Inc. for approximately $115 million, net of cash acquired. This acquisition allows us entry into a new area of the payroll online market — one that we believe is well-positioned for growth.”
     Payroll service revenue increased 2% to $366.4 million for the third quarter from the same period last year, primarily resulting from the improvement in checks per client. Human Resource Services revenue increased 13% to $153.2 million for the third quarter compared to the same period last year. The growth in Human Resource Services revenue was generated from the following:

As of:	February 28,	%	February 28,	%
$ in billions	2011	Change	2010	Change(1)

Paychex HR Solutions client employees served(2)	536,000	14%	472,000	9%
Paychex HR Solutions clients(2)	20,000	10%	19,000	7%
Retirement services clients	53,000	4%	50,000	—
Asset value of retirement services client employees’ funds	$13.7	25%	$11.0	53%

(1)	Percent change compared to balances as of February 28, 2009.

(2)	Includes HR Essentials as of February 28, 2011.
     Human Resource Services revenue growth reflects modest improvements in economic conditions, the client growth noted above, and our annual price increase. Paychex HR Solutions third quarter revenue was positively impacted by increases in both clients and client employees. Contributing to this growth in the clients and client employees is our new product offering, Paychex HR Essentials, which provides support to our clients online or over the phone to help manage employee-related topics. Human Resource Services revenue was also positively impacted by growth in certain products that primarily support our Major Market Services clients. Health and benefits services revenue increased 27% to $10.5 million for the third quarter, driven primarily by a 26% increase in the number of applicants as of February 28, 2011 compared to February 28, 2010.

     Total expenses decreased 2% to $332.4 million for the third quarter compared to the same period last year. During the third quarter last year, an expense charge of $18.7 million was recognized to increase the litigation reserve. Excluding this expense charge, total expenses would have increased 4%. This increase was primarily due to costs related to continued investment in our sales force, customer service, and technological infrastructure. Improvements in operations productivity with related lower headcount have somewhat offset this increase.
     For the third quarter, our operating income was $198.9 million, an increase of 18% from the same period last year. We continue to closely manage expenses, allowing our operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure) to increase 8% for the third quarter compared to the same period last year.

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2011	2010	% Change	2011	2010	% Change

Operating income	$198.9	$168.2	18%	$603.6	$551.2	10%
Excluding:
Interest on funds held for clients	(11.7)	(14.0)	(16%)	(35.8)	(41.3)	(13%)
Expense charge to increase the litigation reserve	—	18.7	(100%)	—	18.7	(100%)

Operating income, net of certain items	$187.2	$172.9	8%	$567.8	$528.6	7%

Operating income, net of certain items, as a percent of total service revenue	36.0%	35.0%		37.2%	36.1%

     For the third quarter, interest on funds held for clients decreased 16% to $11.7 million due to lower average interest rates earned, offset somewhat by a 6% increase in average investment balances. The increase in average investment balances was due to increases in state unemployment insurance rates for calendar year 2011 and the increase in checks per client, offset somewhat by lingering effects of the difficult economic conditions on our client base. Investment income, net increased 25% to $1.5 million for the third quarter. This increase was primarily the result of higher average investment balances resulting from the investment of cash generated from operations, and a slight increase in average interest rates earned. The increase in the average interest rates earned on corporate investments was primarily driven by higher yields on funds invested into our longer-term investment portfolio compared to the prior year.
     Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2011	2010	% Change	2011	2010	% Change

Average investment balances:
Funds held for clients	$3,668.9	$3,462.6	6%	$3,168.7	$3,053.5	4%
Corporate investments	$682.3	$672.2	2%	$668.9	$639.2	5%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.3%	1.5%		1.5%	1.7%
Corporate investments	0.9%	0.8%		0.9%	0.8%

Net realized gains:
Funds held for clients	$0.1	$1.3		$0.4	$2.3
Corporate investments	$—	$—		$—	$—

     We continue to follow an investment strategy that focuses on optimizing liquidity and protecting principal. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better. We limit the amounts that can be invested in any single issuer. We invest predominantly in municipal bonds — general obligation bonds; pre-refunded bonds, which are secured by a United States (“U.S.”) government escrow; and essential services revenue bonds. Starting in November 2009, we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”) and we have gradually increased our investment in VRDNs to $699.9 million as of February 28, 2011, up from $226.3 million as of May 31, 2010. During the third quarter, we earned an after-tax rate of approximately 0.26% on VRDNs compared to approximately 0.06% on U.S. agency discount notes, which are our primary short-term investment vehicle.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $46.4 million as of February 28, 2011, compared with a net unrealized gain of $66.6 million as of May 31, 2010. During the nine months ended February 28, 2011, the net unrealized gain on our investment portfolios ranged from $41.4 million to $86.2 million. The net unrealized gain on our investment portfolios was approximately $50.6 million as of March 18, 2011.
YEAR-TO-DATE FISCAL 2011 HIGHLIGHTS
     The highlights for the nine months ended February 28, 2011 are as follows:
•	Payroll service revenue increased 2% to $1.1 billion.

•	Human Resource Services revenue increased 11% to $443.9 million.

•	Total service revenue increased 4% to $1.5 billion.

•	Total revenue increased 4% to $1.6 billion.

•	Combined interest on funds held for clients and investment income, net decreased $4.3 million, or 10%.

•	Operating income increased 10% to $603.6 million, and operating income, net of certain items, increased 7% to $567.8 million.

•	Net income increased 10% to $396.4 million and diluted earnings per share increased 9% to $1.09 per share.

•	Cash flow from operations was $552.9 million, up 10% from a year ago.
OUTLOOK
     Our outlook for fiscal 2011 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. On February 8, 2011, we completed the acquisition of SurePayroll, Inc. (“SurePayroll”) for approximately $115 million, net of cash acquired. Revenue for SurePayroll for calendar year 2010 was approximately $23.0 million. Our fiscal 2011 guidance reflects anticipated results from SurePayroll subsequent to the acquisition. The anticipated revenue impact is less than 1% and the earnings dilution is expected to be less than $0.01 per share partly due to amortization on acquired intangible assets. Our fiscal 2011 guidance is as follows:

	Low		High
Payroll service revenue	1%	—	2%
Human Resource Services revenue	10%	—	11%
Total service revenue	3%	—	5%
Interest on funds held for clients	(17%)	—	(12%)
Investment income, net	29%	—	32%
Net income	4%	—	6%
     In recent years, fourth quarter financial results have been lower than each of the first three quarters as it is the lowest quarter for service revenue during the fiscal year. We expect that trend to continue in fiscal 2011 for both service revenue and operating income, net of certain items, as a percentage of service revenue.
     Human Resource Services revenue growth for the fourth quarter will be less than experienced for the first nine months due to fluctuations in revenue growth from our professional employer organization (“PEO”). PEO net service revenue is not as predictive as our other revenue streams and also tends to vary more quarter to quarter due to fluctuations in adding and retaining client employees served and in workers’ compensation revenue.

     Interest on funds held for clients and investment income are being impacted by the low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations. Combined interest on funds held for clients and investment income, net are expected to decrease approximately 8% for the fiscal year ending May 31, 2012.
     Operating income, net of certain items, as a percentage of total service revenue is expected to be approximately 36% for fiscal 2011. The effective income tax rate is expected to approximate 35% for fiscal 2011.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 24, 2011 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
			%			%
	2011	2010	Change	2011	2010	Change

Revenue:
Payroll service revenue	$366.4	$358.3	2%	$1,081.9	$1,063.6	2%
Human Resource Services revenue	153.2	135.5	13%	443.9	399.7	11%

Total service revenue	519.6	493.8	5%	1,525.8	1,463.3	4%
Interest on funds held for clients (1)	11.7	14.0	(16%)	35.8	41.3	(13%)

Total revenue	531.3	507.8	5%	1,561.6	1,504.6	4%

Expenses:
Operating expenses	166.6	164.5	1%	485.8	490.5	(1%)
Selling, general and administrative expenses	165.8	175.1	(5%)	472.2	462.9	2%

Total expenses	332.4	339.6	(2%)	958.0	953.4	—

Operating income	198.9	168.2	18%	603.6	551.2	10%

Investment income, net (1)	1.5	1.2	25%	4.4	3.2	37%

Income before income taxes	200.4	169.4	18%	608.0	554.4	10%

Income taxes	69.8	57.4	21%	211.6	192.9	10%

Net income	$130.6	$112.0	17%	$396.4	$361.5	10%

Basic earnings per share	$0.36	$0.31	16%	$1.10	$1.00	10%

Diluted earnings per share	$0.36	$0.31	16%	$1.09	$1.00	9%

Weighted-average common shares outstanding	361.8	361.4		361.7	361.3

Weighted-average common shares outstanding, assuming dilution	362.6	361.9		362.2	361.6

Cash dividends per common share	$0.31	$0.31	—	$0.93	$0.93	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	February 28,	May 31,
	2011	2010

ASSETS
Cash and cash equivalents	$236.0	$284.3
Corporate investments	233.7	82.5
Interest receivable	21.8	28.7
Accounts receivable, net of allowance for doubtful accounts	141.6	186.6
Deferred income taxes	12.2	3.8
Prepaid income taxes	—	6.7
Prepaid expenses and other current assets	29.0	25.5

Current assets before funds held for clients	674.3	618.1
Funds held for clients	4,190.5	3,541.0

Total current assets	4,864.8	4,159.1
Long-term corporate investments	182.6	290.1
Property and equipment, net of accumulated depreciation	303.7	267.6
Intangible assets, net of accumulated amortization	74.5	63.3
Goodwill	508.6	421.6
Deferred income taxes	25.0	21.1
Other long-term assets	3.6	3.5

Total assets	$5,962.8	$5,226.3

LIABILITIES
Accounts payable	$35.7	$37.3
Accrued compensation and related items	149.1	163.2
Deferred revenue	3.4	3.5
Accrued income taxes	2.1	—
Deferred income taxes	12.2	17.0
Other current liabilities	39.7	41.2

Current liabilities before client fund obligations	242.2	262.2
Client fund obligations	4,148.3	3,480.0

Total current liabilities	4,390.5	3,742.2
Accrued income taxes	33.2	27.4
Deferred income taxes	19.7	7.8
Other long-term liabilities	51.2	46.9

Total liabilities	4,494.6	3,824.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.8 shares as of February 28, 2011 and 361.5 shares as of May 31, 2010, respectively.	3.6	3.6
Additional paid-in capital	522.3	499.7
Retained earnings	913.0	856.3
Accumulated other comprehensive income	29.3	42.4

Total stockholders’ equity	1,468.2	1,402.0

Total liabilities and stockholders’ equity	$5,962.8	$5,226.3

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the nine months ended
	February 28,
	2011	2010

OPERATING ACTIVITIES
Net income	$396.4	$361.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	64.3	64.9
Amortization of premiums and discounts on available-for-sale securities	28.9	25.8
Stock-based compensation costs	18.8	19.1
Provision for/(benefit from) deferred income taxes	7.4	(24.8)
Provision for allowance for doubtful accounts	0.9	1.8
Provision for litigation reserve	—	18.7
Net realized gains on sales of available-for-sale securities	(0.4)	(2.3)
Changes in operating assets and liabilities:
Interest receivable	6.9	5.1
Accounts receivable	43.0	18.0
Prepaid expenses and other current assets	3.7	4.6
Accounts payable and other current liabilities	(21.4)	11.4
Net change in other assets and liabilities	4.4	(0.8)

Net cash provided by operating activities	552.9	503.0

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(4,761.4)	(1,267.7)
Proceeds from sales and maturities of available-for-sale securities	4,284.7	416.3
Net change in funds held for clients’ money market securities and other cash equivalents	(195.2)	(59.8)
Purchases of property and equipment	(79.0)	(41.4)
Acquisition of businesses, net of cash acquired	(115.3)	—
Proceeds from sale of business	—	13.1
Purchases of other assets	(3.1)	(11.3)

Net cash used in investing activities	(869.3)	(950.8)

FINANCING ACTIVITIES
Net change in client fund obligations	599.5	583.7
Dividends paid	(336.4)	(336.4)
Proceeds from exercise and excess tax benefit related to stock-based awards	5.0	7.0

Net cash provided by financing activities	268.1	254.3

Decrease in cash and cash equivalents	(48.3)	(193.5)
Cash and cash equivalents, beginning of period	284.3	472.8

Cash and cash equivalents, end of period	$236.0	$279.3